Exhibit (l)

Cohen & Steers Real Assets Fund, Inc.

280 Park Avenue

New York, New York 10017

January 5, 2012

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Real Assets Fund, Inc. (the “Fund”) hereby accepts your offer to purchase 100 Class A shares, 100 Class C shares, 9,600 Class I shares, 100 Class R shares and 100 Class Z shares each at a price of $10.00 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers Real Assets Fund, Inc.

By:	/s/ Adam Derechin
Adam Derechin, President

Accepted:

Cohen & Steers Capital Management, Inc.

By:	/s/ Francis C. Poli
Francis C. Poli, EVP and General Counsel